Contact: TomoTherapy Incorporated Stephen C. Hathaway, CFO 608-824-2800
TomoTherapy Reports Third Quarter Financial Results
82% Increase in the Value of New Orders Leads to Record Backlog; Company Raises Lower-End of Revenue and Net Income Guidance
Madison, Wis. — October 30, 2007 — TomoTherapy Incorporated (NASDAQ: TTPY) today released financial results for the third quarter ended September 30, 2007. TomoTherapy has developed, markets and sells the Hi·Art® treatment system, an advanced and versatile radiation therapy system for the treatment of a wide variety of cancers.
For the third quarter of 2007, the company reported revenue of $59.2 million, a 59% increase from $37.2 million for the third quarter of 2006. Net income was $2.6 million, or $0.05 per diluted share, compared to pro forma net income of $3.1 million, or $0.08 per diluted share, for the third quarter of 2006. The 2006 pro forma results included a $2.1 million tax benefit from the reversal of a portion of the company’s deferred tax valuation allowance, but do not include the accretion of redeemable convertible preferred stock of $22.8 million. Including the accretion, the net loss attributable to common shareholders was $19.6 million, or $2.21 per diluted share, for the three months ended September 30, 2006.
The value of new sales orders received during the third quarter of 2007 totaled $73 million, an 82% increase over the third quarter of 2006. At September 30, 2007, TomoTherapy’s revenue backlog totaled $228 million, up 62% over the backlog at September 30, 2006, and a 10% sequential increase over the backlog at June 30, 2007.
“We are very pleased with the strong revenue and orders growth during the quarter,” said Fred Robertson, TomoTherapy’s CEO. “Historically, the third quarter has been somewhat soft due to vacations and customers delaying their purchase decisions until ASTRO, the industry’s main trade show, which is occurring now. Our reported results once again confirm the market’s acceptance of the Hi·Art system as a general purpose device for the delivery of radiation therapy. With 82% growth in the value of new orders, we are confident that we continue to gain market share.”
As of September 30, 2007, TomoTherapy had a record $228 million of revenue backlog — which represents firm customer orders for systems. This backlog does not include any revenue from service contracts, which is a growing portion of the company’s business. “We anticipate that the majority of backlog should be converted into revenue within the next 12 months,” said Robertson.
The company’s gross margin was 37.3% in the third quarter compared to 36.4% in the third quarter of 2006. The margin increase was due to the benefits of leveraging the fixed service and support infrastructure, manufacturing efficiencies and the completion of ongoing projects targeted at continuous improvement. TomoTherapy expects to report at least a 200 basis point improvement in gross margins for the year over 2006.
Robertson added, “An example of our commitment to continuous improvement is the new High Performance Couch launched this week at ASTRO. The new couch has gone through accelerated life testing and is expected to result in increased reliability and performance, while improving patient throughput.”
Nine-Month Results
For the first nine months of 2007, TomoTherapy reported revenue of $154.1 million, a 60% increase from $96.5 million for the comparable 2006 period. The net loss attributable to common shareholders was $231.8 million, or $7.46 per diluted share, compared to a net loss of $50.7 million, or $5.76 per diluted share, for the first nine months of the prior year. These results include the accretion of redeemable convertible preferred stock of $237.6 million and $54.6 million for the nine months ended September 30, 2007 and 2006, respectively. The 2006 net loss also included a $2.1 million, or $0.24 per diluted share, after-tax charge for the cumulative effect of a change in accounting principle related to the valuation of preferred stock warrants.
Pro forma net income, which excludes the effects of the preferred stock accretion, was $5.8 million, or $0.12 per diluted share, for the nine months ended September 30, 2007, up from $3.9 million, or $0.10 per diluted share, for the same period of 2006.

The charge for the accretion of redeemable convertible preferred stock represents a non-cash charge to the income statement because preferred stockholders had the option to put their shares back to the company at the shares’ current fair market value. The charge represents the change in value of those preferred shares for each reporting period until the completion of the initial public offering (IPO). The company is no longer subject to adjustments of this type because the put option was eliminated when those shares converted into common stock at the IPO date. At that time, the entire balance in temporary equity was rolled into additional paid in capital on the balance sheet.
The company’s gross margin was 37.9% in the first nine months of 2007, an increase from 31.8% in the prior year period. The year over year improvement was primarily due to the factors detailed for the third quarter margin improvement.
Outlook
For fiscal 2007, management expects revenue of $214 million to $220 million and pro forma net income per share in the range of $0.17 to $0.20 per diluted share.
Since the majority of the company’s revenue is recognized based on the customer acceptance of the system, its financial results are heavily influenced by the customers’ readiness to receive the Hi·Art system. TomoTherapy’s results are also contingent on key suppliers providing sufficient quantities of quality components, continued good performance of units in the field, the positive clinical results reported by customers and the company’s ability to commission systems as scheduled.
Investor Conference Call
TomoTherapy will conduct a conference call on its third quarter 2007 results at 5:00 p.m. EDT today. To hear a live Webcast or replay of the call, visit the investor relations page on the company’s Web site at www.TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-800-322-2803 from inside the United States or 1-617-614-4925 from outside the United States, and enter passcode 89316029. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering passcode 38191486. The telephone replay will be available through 11:59 a.m. CDT on Thursday, November 1, 2007.

About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company recently completed a secondary stock offering following its initial public offering in May 2007. Its stock is traded on the NASDAQ Global Market under the symbol TTPY. To learn more about TomoTherapy, please visit our Web site at www.TomoTherapy.com.
Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of our technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TomoTherapy Incorporated
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Revenue	$59,221	$37,173	$154,099	$96,504
Cost of revenue	37,151	23,651	95,694	65,851

Gross profit	22,070	13,522	58,405	30,653

Operating expenses:
Research & development	9,624	6,164	24,471	14,028
Selling, general & administrative	11,126	5,905	28,844	14,878

Total operating expenses	20,750	12,069	53,315	28,906

Income from operations	1,320	1,453	5,090	1,747
Other income (expense), net	2,775	(392)	3,947	(1,150)

Income before income tax and cumulative effect of change in accounting principle	4,095	1,061	9,037	597
Income tax expense (benefit)	1,512	(2,083)	3,221	(5,448)

Income before cumulative effect of change in accounting principle	2,583	3,144	5,816	6,045
Cumulative effect of change in accounting principle	—	—	—	(2,140)

Net income	2,583	3,144	5,816	3,905
Accretion of redeemable convertible preferred stock	—	(22,760)	(237,582)	(54,563)

Net income (loss) attributable to common shareholders	$2,583	$(19,616)	$(231,766)	$(50,658)

Net income (loss) per share attributable to common shareholders
Basic	$0.05	$(2.21)	$(7.46)	$(5.76)

Diluted	$0.05	$(2.21)	$(7.46)	$(5.76)

Weighted average common shares outstanding used in computing net income (loss) per share attributable to common shareholders
Basic	49,130	8,862	31,058	8,789

Diluted	54,405	8,862	31,058	8,789

Pro forma net income per share
Basic	$0.05	$0.09	$0.13	$0.11

Diluted	$0.05	$0.08	$0.12	$0.10

Weighted average common shares outstanding used in computing pro forma net income per share
Basic	49,130	35,372	43,487	35,299

Diluted	54,405	40,843	48,586	40,771

TomoTherapy Incorporated
Condensed Consolidated Balance Sheets
(In thousands)

	Sept. 30,	Dec. 31,
	2007	2006
	(Unaudited)

Assets

Current assets:
Cash & investments	$184,586	$20,137
Accounts receivable	38,851	19,050
Inventories	56,432	40,026
Deferred tax assets	2,279	5,982
Other current assets	2,052	1,014

Total current assets	284,200	86,209

Property & equipment, net	19,757	15,469
Test systems, net	6,283	5,349
Intangible assets, net	470	472
Deferred tax assets	3,008	1,815

Total	$313,718	$109,314

Liabilities & Stockholders’ Equity

Current liabilities:
Accounts payable	$13,187	$13,960
Accrued expenses	21,524	17,974
Customer deposits	24,765	23,103
Deferred revenue	24,254	20,204
Convertible preferred stock warrant liability	—	3,522

Total current liabilities	83,730	78,763

Other non-current liabilities	2,655	2,005

Temporary equity	—	212,663

Total stockholders’ equity (deficit)	227,333	(184,117)

Total	$313,718	$109,314

TomoTherapy Incorporated
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)

Operating Activities
Net income	$5,816	$3,905
Adjustments to reconcile income to net operating cash:
Depreciation and amortization	4,563	1,976
Stock-based compensation	2,519	46
Convertible preferred stock warrants	108	3,203
Deferred income tax provision	2,510	(5,541)
Other non-cash items	955	12
Accounts receivable	(19,801)	(539)
Inventories	(16,406)	(9,186)
Other current assets	(1,038)	(1,604)
Accounts payable	(773)	3,839
Accrued expenses	3,431	3,504
Deferred revenue & customer deposits	5,712	(1,025)

Net cash used in operating activities	(12,404)	(1,410)

Investing Activities
Purchase of property & equipment	(9,944)	(10,564)

Net cash used in investing activities	(9,944)	(10,564)

Financing Activities
Notes payable proceeds (payments), net	(25)	884
Proceeds from the issuance of stock, net	187,237	65

Net cash provided by financing activities	187,212	949

Effect of exchange rate changes on cash	(415)	—

Increase in cash	164,449	11,025
Cash and cash equivalents at beginning of period	20,137	30,396

Cash and cash equivalents at end of period	$184,586	$19,371

TomoTherapy, the TomoTherapy logo and Hi Art are among trademarks or registered trademarks of TomoTherapy Incorporated.